Exhibit 99.1
For Immediate Release

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES FIRST QUARTER 2011 FINANCIAL RESULTS

SPRINGFIELD, MO – (April 20, 2011) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its quarter ended March 31, 2011.

First Quarter 2011 Financial Highlights

•	Earnings per share for the quarter increased $.33 compared to the fourth quarter ended December 31, 2010 and increased $.02 compared to the first quarter in 2010.
•	Net income increased $883,000 for the quarter compared to the fourth quarter ended December 31, 2010 and increased $48,000 compared to the first quarter in 2010.
•	Net interest margin improved 13 basis points to 3.07% for the quarter as compared to the fourth quarter of 2010 and increased 67 basis points compared to the first quarter in 2010.
•	Nonperforming assets decreased $717,000 from December 31, 2010.
•	Core transaction deposit accounts increased $11.8 million from December 31, 2010.
•	Book value per common share was $13.52 as of March 31, 2011.

The Company announces that net income for the first quarter ended March 31, 2011 was $523,000 as compared to $475,000 for the first quarter ended March 31, 2010.  After preferred dividends, diluted earnings per share was $.09, an increase from the $.07 per diluted share during the first quarter ended March 31, 2010.  This was also an increase from the ($.24) per diluted share the Company earned during the fourth quarter ended December 31, 2010.

There are a few key issues that contributed to the improvement in first quarter earnings:
•
Net interest income - The Company’s net interest income improvement of $735,000 over the prior year quarter positively impacted earnings during the first quarter.  The Company continues to reduce its cost of funding on various deposits, primarily premium money market accounts, new and renewing retail certificates of deposit, as well as wholesale funding.  On the asset side, while loans have declined due to weak loan demand and specific foreclosures, the Company continues to closely manage loan pricing by increasing yield on renewing credits (including increasing existing interest rate floors) and focusing on the reduction of nonaccrual loans.

•
Provision for loan losses – Due to increased reserve needs on a few specific credits, the Company recorded a provision for loan loss expense of $900,000 during the quarter (compared to $950,000 for the prior year quarter). The allowance for loan losses as of March 31, 2011 was 2.56% of gross loans outstanding (excluding mortgage loans held for sale) compared to 2.54% as of December 31, 2010.

•
Non-interest income – Non-interest income decreased $421,000 due to a few significant factors.  First, the Company recognized $4,000 of gains on sales of investments during the quarter compared to $160,000 of gains in the prior year quarter.  Secondly, the Company recognized a loss on foreclosed assets of $134,000 during the period compared to income of $45,000 in the prior year quarter.  Also, the Company continues to experience a reduction in service charge income (declining $39,000 compared to the prior year quarter), specifically overdraft charges which is partially due to amendments of Regulation E adopted in July 2010.

•
Non-interest expense – Non-interest expenses increased $391,000 during the period compared to the prior year quarter.  Salaries and benefit costs increased $200,000 during the period.  The Company added associates throughout 2010 in the areas of executive, commercial and mortgage lending and risk management. Legal expense increased $102,000 over the prior year quarter due to costs incurred for a few specific troubled borrowers.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Greene, Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:

	Quarter ended
Operating Data:	31-Mar-11	31-Mar-10

Total interest income	$7,530	$8,265
Total interest expense	2,686	4,156
Net interest income	4,844	4,109
Provision for loan losses	900	950
Net interest income after provision for loan losses	3,944	3,159
Noninterest income	753	1,174
Noninterest expense	4,147	3,756
Income before income taxes	550	577
Provision for income taxes	27	102
Net income	523	475
Preferred stock dividends and discount accretion	281	281
Net income available for common shareholders	$242	$194
Net income per common share-basic	$0.09	$0.07
Net income per common share-diluted	$0.09	$0.07

Annualized return on average assets	0.31%	0.27%
Annualized return on average equity	4.00%	3.69%
Net interest margin	3.07%	2.40%

	At	At
Financial Condition Data:	31-Mar-11	31-Dec-10
Cash and cash equivalents	$40,689	$14,145
Investments and interest bearing deposits	104,562	109,891
Loans, net of allowance for loan losses 3/31/2011 - $12,909; 12/31/2010 - $13,083	492,325	504,665
Other assets	54,375	53,967
Total assets	$691,951	$682,668

Deposits	$489,807	$480,694
FHLB advances	93,050	93,050
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	39,750	39,750
Other liabilities	1,549	1,668
Total liabilities	639,621	630,627
Stockholders' equity	52,330	52,041
Total liabilities and stockholders' equity	$691,951	$682,668
Equity to assets ratio	7.56%	7.62%
Book value per common share	$13.52	$13.51
Non performing assets	$32,835	$33,552